Exhibit 99.1

BioTelemetry, Inc. Completes Acquisition of
Geneva Healthcare, Inc.

Malvern, PA - March 4, 2019 - BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, announced today that the Company has completed its acquisition of Geneva Healthcare, Inc., the leading provider of remote monitoring for implantable cardiac devices.

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “We are excited to welcome the Geneva team to BioTelemetry. This talented group of individuals has significantly transformed the way physician offices consolidate and manage data from implantable cardiac devices, giving precious time back to the staff to focus on patient care. Geneva’s market-leading platform and service, along with our scale and resources, make a formidable combination that will provide substantial benefits to the thousands of practices we serve. We look forward to working with the Geneva team to further solidify our leadership position in remote cardiac monitoring.

“Looking forward, for 2019 we expect Geneva to contribute at least $10 million of revenue with gross margin in excess of 60%. In the near term, our focus for Geneva will be on customer acquisition and top-line growth. As an early stage company, we will need to make investments in the business to support this goal. As such, we do not anticipate Geneva to be accretive to earnings in the first year post-acquisition.”

About BioTelemetry

BioTelemetry, Inc. is the leading remote medical technology company focused on delivery of health information to improve quality of life and reduce cost of care.  We provide remote cardiac monitoring, remote blood glucose monitoring, centralized core lab services for clinical trials and original equipment manufacturing that serves both healthcare and clinical research customers.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about both our beliefs and expectations regarding Geneva’s actual and expected annualized revenue and profitability and the growth and success of the combined entity. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. For further details and a discussion of risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including the company’s latest periodic reports on Forms 10-K and 10-Q. Readers are cautioned not to put undue reliance on forward-looking statements, which reflect only opinions as of the date of this press release.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
Executive Vice President, Chief Financial Officer
800-908-7103
investorrelations@biotelinc.com